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                                                                  EXHIBIT 14

CODE OF CONDUCT

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INTEGRITY IN
EVERYTHING WE DO...
IT STARTS WITH ME

OUR MISSION

Boston Scientific's mission is to improve the quality of patient care and the productivity of health care delivery through the development and advocacy of less-invasive medical devices and procedures. This is accomplished through the continuing refinement of existing products and procedures and the investigation and development of new technologies that can reduce risk, trauma, cost, procedure time and the need for aftercare.

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IT STARTS WITH ME

Dear Boston Scientific Team Members,

Personal and corporate integrity has been one of Boston Scientific's guiding principles since the day our company was founded. It enters into everything we do and is a central part of our daily lives.

All of us need to be comfortable talking about integrity openly and in detail. This updated Code of Conduct is a cornerstone of our Corporate Integrity Program as well as the basis for that conversation. As you read through our Code, we're sure much of it will impress you as common sense. We believe that what is written here is already second nature to you. However, as we grow and expand our global operations in an increasingly regulated environment, it is more important than ever that we have a single definition of corporate integrity and a common understanding of what we expect of every member of the Boston Scientific team.

Our good reputation-and our company's future-depend on how we deal with others, both inside and outside of Boston Scientific. Acting with fairness and honesty in all of our actions is fundamental to how we do business. It extends far beyond simple respect for the laws in all locations where we do business to include how each one of us behaves in our daily interactions with others as we do our jobs. Our Board of Directors has reviewed and embraces this Code. They, and we, believe that achieving our business objectives should never demand that we sacrifice either our personal integrity or the company's.

Our Code of Conduct will help you understand how to handle ambiguous situations. The line between "right and wrong" is not always clear, and it can be difficult to know how to proceed, especially in a highly regulated environment. Our Code also provides guidance on how to express any integrity concerns you may have. If you see something you believe is wrong that is not resolved properly through the regular channels, you should know that you can bring it directly to one of us.

Just as integrity is part of who we are as individuals, it is also part of who we are as members of the Boston Scientific team. Every one of us is responsible for our company's integrity and reputation.

Our Code is designed to help each of us meet that responsibility and provides the foundation for each of us to say, "there is integrity in everything we do
.... it starts with me."

Sincerely,

Pete Nicholas                              Jim Tobin
Chairman of the Board                      President and Chief Executive Officer

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
COMMITMENT AND ACCOUNTABILITY................................................................               1
Policy Statement.............................................................................               1
Individual Responsibility....................................................................               1
Manager Responsibility.......................................................................               2
Getting Advice and Reporting Integrity Concerns..............................................               2
OUR BUSINESS RELATIONSHIPS...................................................................               2
Marketing, Advertising and Sales Practices...................................................               2
Use and Receipt of Gifts and Business Gratuities (Meals and Entertainment)...................               2
Our Relationships with other Businesses......................................................               3
Governments and Our Respect for Local Laws and Customs.......................................               3
U.S. Health Care Programs and Government Contracts...........................................               3
Our Competitors..............................................................................               4
Compliance with Antitrust, Fair Competition and Anti-Monopoly Laws...........................               4
Respect for Patents, Trade Secrets, Trademarks, Copyrights and Other Intellectual Property...               4
OUR WORK AND OUR WORK ENVIRONMENT............................................................               5
Treating People with Respect, Courtesy, Fairness and Dignity.................................               5
Fair Employment Practices; Non-Harassing Environment.........................................               5
The Quality of Our Products, Work and Research...............................................               5
Duty of Loyalty; Conflict of Interest........................................................               6
Environment, Health, Safety and Security.....................................................               7
Political Activities and Contributions.......................................................               7
COMPANY INFORMATION AND COMPANY PROPERTY.....................................................               7
Company Information; Protection of Ours and Proper Receipt of Others' Information............               7
Publicly Traded Stock; Proper Disclosure of Material Nonpublic Information...................               8
Media/Public/Attorney Contacts...............................................................               9
Accuracy, Retention and Disposal of Records .................................................               9
Financial Reporting and Records..............................................................              10
Use of Company Property......................................................................              10
CONDUCTING BUSINESS GLOBALLY.................................................................              11
Business with Governments and Government Officials...........................................              11
Import and Export Laws.......................................................................              11
Anti-boycott Laws............................................................................              12
CORPORATE INTEGRITY PROGRAM ADMINISTRATION ..................................................              12
What is Our Corporate Integrity Program?.....................................................              12
Corporate Integrity Program..................................................................              12
Advice Line..................................................................................              13
Corporate Integrity Program Investigations...................................................              13
No Retaliation Policy........................................................................              13
Code of Conduct Written Certifications.......................................................              13
Code of Conduct Waivers......................................................................              14
Monitoring, Auditing, Corrective Action and Discipline ......................................              14
CONCLUSION...................................................................................              14
INDEX........................................................................................              15
AT&T DIRECT ACCESS CODES FOR BSC LOCATIONS ..................................................              17
CORPORATE INTEGRITY CHECKLIST FOR TEAM MEMBERS ..............................................              18
GETTING ADVICE AND REPORTING CONCERNS CHART..................................................  INSIDE BACK COVER

Thanks to Michael Rion for allowing us to adapt his copyrighted questions included in the INDIVIDUAL RESPONSIBILITY section of this Code.

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COMMITMENT AND ACCOUNTABILITY

POLICY STATEMENT

This Code of Conduct is a formal statement of our commitment, as a company and as individuals, to conduct our business with integrity at all times. It expresses our common understanding of what we at Boston Scientific mean when we talk about acting with integrity. It means that:

- We respect both the laws of all places where we operate and our own company policies and procedures;

- We are honest and treat people with respect, courtesy, fairness and dignity;
and

- We work hard to make Boston Scientific a great place to work and a company that is respected for the quality of its people and products.

This Code is the cornerstone of our Corporate Integrity Program. Each of us on the worldwide Boston Scientific team is expected to comply with the spirit as well as the letter of this Code in all of our dealings on Boston Scientific's behalf. Since no code of conduct can anticipate every situation that we may encounter, many of the concepts described in this Code are further explained in our policies and procedures. The broad guidelines of this Code can help us make appropriate decisions and act with integrity when facing challenging situations in the course of performing our jobs.

For simplicity, "Boston Scientific" is used throughout this Code to identify the global network of companies directly or indirectly owned by Boston Scientific Corporation and "Boston Scientific team" refers to the members of Boston Scientific's Board of Directors, all Boston Scientific employees and all other workers providing services on Boston Scientific's behalf, and is not intended to imply that these board members or other workers are Boston Scientific employees. While workers who are not our employees owe a duty of loyalty to their employer, not to Boston Scientific, they must abide by all of the other provisions of this Code while providing services to or on behalf of Boston Scientific.

INDIVIDUAL RESPONSIBILITY

We all must be role models for corporate integrity. Every one of us can influence and lead our fellow team members when it comes to behaving honorably. Only by working together can we maintain our culture of unshakeable integrity and accountability. This means acting with fairness and honesty in all of our dealings and exercising sound judgment in performing our jobs. None of us needs to face challenging situations alone, but should ask questions and seek appropriate input from our managers before making decisions or taking actions that might raise legal or ethical issues. We must never take any action that our manager or the Legal Department has indicated would be inappropriate or would violate laws or our policies. When confronted with new, unclear, or important situations, we need to consider:

- Should this bother me?

- Who else does this affect?

- What is my role and responsibility?

- What are the integrity and legal concerns? Is the issue addressed in the Code of Conduct?

- Who should I ask for help?

- Am I being true to myself? To Boston Scientific?

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Each of us is responsible for having a basic understanding of issues covered by this Code and of Corporate Integrity Program policies, as well as corporate, regional, site, departmental or other policies and procedures that apply to our job. If you are uncertain of which policies and procedures apply to your job, check with your manager. Individual responsibilities are summarized on the CORPORATE INTEGRITY CHECKLIST FOR TEAM MEMBERS included in the back of this Code.

MANAGER RESPONSIBILITY

In addition to team member responsibilities, managers are responsible for setting direction and maintaining an environment in your work groups that supports and fosters corporate integrity. Managers are required to review this Code and the CORPORATE INTEGRITY CHECKLIST FOR TEAM MEMBERS included in the back of this Code with their direct reports at least annually.

GETTING ADVICE AND REPORTING INTEGRITY CONCERNS

When you are faced with concerns about legal and business integrity issues, discuss the matter with your manager and immediately report any business conduct that appears to be illegal or unethical or with which you are uncomfortable. If reporting such conduct to your manager is difficult or seems inappropriate for any reason, you have a number of alternatives. Consider discussing your concern with your manager's manager or a member of your site, regional, or divisional senior management. You may always call your Human Resources representative, a Legal Department lawyer, or the toll-free Advice Line. Or it may also be helpful to discuss concerns with a person who has management responsibility in the appropriate functional area like Sales, Marketing, Regulatory Affairs, or Operations. Other options are to contact an employee from Corporate Analysis and Control or Corporate Security. These resources are summarized in the chart at the back of this Code. For additional information, please read the ADVICE LINE, CORPORATE INTEGRITY PROGRAM INVESTIGATIONS and NO RETALIATION POLICY sections of this Code. If you raise an integrity concern and believe that it has not been timely addressed, continue to raise it to an appropriate individual until it is addressed.

OUR BUSINESS RELATIONSHIPS

MARKETING, ADVERTISING AND SALES PRACTICES

We believe that enduring customer relationships are based on integrity and trust, and that our marketing, advertising and sales practices must be both legal and ethical. We must work zealously, honestly and in good faith with our hospital and physician partners on behalf of the millions of patients who entrust themselves to that partnership. We must present product information that is truthful, accurate, fully informative and fair. All sales and marketing materials must be based on facts and documented research and include all information required by regulatory agencies (such as the U.S. FDA, the Japanese PMDA, or a European Competent Authority). All sales and marketing materials must be pre-approved in accordance with our policies. We do not sacrifice integrity to make or maintain sales. Our marketing and sales activities must not encourage customers, or their representatives, to place their personal interests above those of their employers or patients.

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USE AND RECEIPT OF GIFTS AND BUSINESS GRATUITIES (MEALS AND ENTERTAINMENT)

Certain laws and Boston Scientific policy limit the giving and receiving of gifts, payments and business gratuities. Giving or receiving gifts, meals, or entertainment in our internal and external business relationships is prohibited unless they meet all of the following criteria:

- They do not violate applicable law or fail to respect generally accepted ethical standards, including the standards of the recipient's employer, professional association, or organization;

- They have a valid business purpose;

- They are appropriate as to time, place, value (modest; not lavish or extravagant) and kind;

- They are infrequent in occurrence; and

- They do not influence or give the appearance of influencing the behavior of the recipient.

Except as explicitly permitted in a local Boston Scientific policy, we do not give or receive gifts of cash.

Remember that an employee of a public or government-owned hospital is a government employee. We cannot provide any gifts, meals, entertainment, or other business gratuity to a government employee, except as permitted by local law, and then only with all prior approvals required by Boston Scientific policy.

OUR RELATIONSHIPS WITH OTHER BUSINESSES

When engaging third parties (suppliers, contractors, consultants and distributors), remember:

- Give third parties a chance to compete fairly for our business.

- Do not retain a third party to do anything illegal or improper. What we cannot do directly, we cannot do indirectly by acting through another.

- Consult your senior site, regional, or divisional management before engaging a third party if a conflict of interest exists or may arise. For additional information, please read the DUTY OF LOYALTY; CONFLICT OF INTEREST section of this Code.

- Choose only third parties who are genuinely qualified and have a good reputation for quality and honesty.

- Make sure all agreements with physicians and other health care providers are documented in a writing that has been reviewed by the Legal Department. Sometimes, if certain requirements are met, a standard form provided by the Legal Department can be signed without modification. A copy of all signed agreements must be provided to the Legal Department.

GOVERNMENTS AND OUR RESPECT FOR LOCAL LAWS AND CUSTOMS

Boston Scientific has many dealings with various governments and government officials. It goes without saying that all such dealings must be conducted with integrity and in an honest and forthright manner. We do not want to take any action that could be viewed as an attempt to influence the decision-making process of a government or its officials by improperly offering any benefit that could be seen as a bribe or kickback. By the same token, requests or demands by a government representative for any such benefit must be reported immediately to the Legal Department.

We respect the letter and the spirit of the laws and customs of all locations where we operate. Laws vary from place to place, and what may be legal in one place may be illegal in another.

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Occasionally, conduct that is legal or customary locally may violate our policies. If you are concerned about a possible conflict between our policies and any local laws or customs, contact the Legal Department or call the toll-free Advice Line.

U.S. HEALTH CARE PROGRAMS AND GOVERNMENT CONTRACTS

Boston Scientific generally does not hire or retain people to work in our U.S. operations who have been excluded, debarred, suspended, or are otherwise ineligible to participate in U.S. government health care programs (like Medicare, Medicaid, CHAMPUS) or other U.S. government procurement and nonprocurement programs (each an "Ineligible Person"). On a periodic basis, Boston Scientific searches applicable U.S. government databases to confirm that Boston Scientific's U.S. employees are not listed in such databases as an Ineligible Person. Any U.S. employee who becomes an Ineligible Person must disclose immediately the details of such exclusion, debarment, suspension, or other ineligibility to the Director of Corporate Integrity and Compliance (508-650-8477).

OUR COMPETITORS

Boston Scientific is a vigorous competitor in the marketplace. While we seek business-related information about our competitors, we do not do so in an unfair, illegal, or improper manner. It is appropriate to obtain information about competitors through legal and ethical means such as public documents, public presentations, journal and magazine articles, and other published information. No one should urge a competitor's former or current employees, customers, or suppliers to disclose a competitor's confidential information. If someone offers us another person's or company's information that we have no right to know, we must decline it. If such information comes into our possession, we will not use it improperly for our own competitive advantage. If you receive such confidential information, immediately contact the Legal Department, Corporate Security, or call the toll-free Advice Line. If we hire someone who worked for a competitor, each of us (including the newly hired employee) must respect that person's continuing legal and ethical obligations to his or her former employer.

COMPLIANCE WITH ANTITRUST, FAIR COMPETITION AND ANTI-MONOPOLY LAWS

We win business because we develop, manufacture and sell excellent products, provide valued education to our customers and act professionally. We have no need or desire to win business through illegal or unethical conduct. We support fair and vigorous competition on a level playing field. Antitrust, fair competition and anti-monopoly laws and regulations help preserve fair competition by limiting abusive behavior and we respect these rules.

In order to avoid creating even an appearance of illegal or unethical conduct with respect to these laws and regulations, it is important not to discuss sensitive topics with any person or company outside of Boston Scientific, including competitors, suppliers, trade associations, or business-to-business exchanges, without first obtaining advice from the Legal Department and entering into appropriate confidentiality agreements. "Sensitive topics" include all aspects of product pricing, the market(s) for our products, products under development, marketing and sales plans and key costs, such as research and development or labor costs, etc. If a competitor raises a sensitive topic, end the conversation immediately and properly document your refusal to participate in the conversation by notifying the Legal Department.

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Each team member should deal fairly with our customers, suppliers, competitors and other team members. This means that no team member should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair business practice.

RESPECT FOR PATENTS, TRADE SECRETS, TRADEMARKS, COPYRIGHTS AND OTHER INTELLECTUAL PROPERTY

We vigorously develop, secure, maintain and protect our intellectual property rights - patents, trade names, trademarks, copyrights and trade secrets. We also respect the intellectual property rights of others and do not use them improperly. We must not violate intellectual property licensing arrangements by using the licensed property in an unauthorized manner, for example, unauthorized copying of software or publications. Remember to mark products and corporate publications (sales and marketing materials, presentations, or articles, for example) with appropriate intellectual property notices. If you learn of another person's or company's intellectual property that we may infringe, let the Legal Department or Corporate Security know immediately. Likewise, immediately call the Legal Department or Corporate Security if you learn of another person's or company's activities that may infringe our intellectual property.

OUR WORK AND OUR WORK ENVIRONMENT

TREATING PEOPLE WITH RESPECT, COURTESY, FAIRNESS AND DIGNITY

A fundamental part of how we operate includes treating each other and our customers with respect, courtesy and fairness. Being considerate of and recognizing the dignity of all people is central to how we define ourselves. How we act on this belief extends from respecting the confidentiality and privacy of patient and personal information to handling customer requests and patient inquiries promptly and courteously.

It also extends to acting professionally in any job-related activity, including Boston Scientific-sponsored off-site events and social gatherings. We all know and honor the fact that it is unacceptable to steal or damage the property of customers, co-workers, or the company. Similarly, we do not create safety or health hazards, verbally or physically mistreat others, or engage in offensive behavior. This is a broad-ranging statement that includes far more than open violence, fighting, or disorderly conduct. It encompasses harassing, abusive, or intimidating treatment of any kind and the use of language or gestures that are inappropriate, harassing, or abusive in nature. It also includes interfering with a co-worker's job performance, using illegal drugs, or misusing or abusing alcohol or prescription drugs. All of us, as members of the Boston Scientific team, are expected to abide by all applicable policies regarding employee conduct.

FAIR EMPLOYMENT PRACTICES; NON-HARASSING ENVIRONMENT

We are committed to following fair employment practices that provide equal opportunities to all employees. We do not discriminate against or harass another person on the basis of his or her race, color, religion, disability, gender, national origin, sexual orientation, age, or other legally protected status. This applies to all business and employment-related activities.

THE QUALITY OF OUR PRODUCTS, WORK AND RESEARCH

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By performing our jobs with integrity, each of us helps to ensure that every single medical device that we develop, manufacture, test and deliver meets applicable government regulatory standards, our own stringent quality requirements and, ultimately, patient needs. We all share the responsibility for upholding Boston Scientific's standards and ensuring that our regulatory, clinical and other quality system policies and procedures are followed absolutely. Any complaint about a Boston Scientific product needs to be handled in complete accordance with our policies and procedures. We must also do our part to ensure that all clinical research conducted on behalf of Boston Scientific is undertaken with rigor, meets applicable laws, privacy requirements and government regulatory standards, and complies with other applicable approvals or accords like Institutional Review Board/Ethics Committee/Privacy Board approvals or the Helsinki Accord.

Quality is not limited to product quality. We must take pride in our work, and pay careful attention to detail. Remember that everything we do reflects on Boston Scientific. Quality does not just happen; it is the result of conscientious effort by each and every one of us.

DUTY OF LOYALTY; CONFLICT OF INTEREST

All Boston Scientific employees, as well the members of our Board of Directors, owe a duty of loyalty to Boston Scientific. In general, this means that we must put our best efforts toward Boston Scientific's continued success and not take for personal gain any commercial opportunities discovered through the use of company property, information or our positions within Boston Scientific. In addition, no employee or member of our Board of Directors, or any other team member who has so agreed, should compete with Boston Scientific.

We must all do our best to prevent conflicts of interest, and to minimize any appearance of conflicts of interest, with our job responsibilities. A conflict of interest occurs when an individual's private interest interferes in any significant way with the interests of Boston Scientific as a whole. Whether a conflict of interest exists must be determined based on the facts and other relevant information.

During our scheduled work hours, we must use our best efforts to perform our jobs well. We are free to participate in outside activities, but it is important not to engage in any activity that is (or could appear to be) a conflict between our personal interests and Boston Scientific's best interests. We each have the responsibility to make sure that our outside activities do not involve the use of Boston Scientific's reputation. Examples of actual or potential conflicts of interest include:

- Situations where you, or a member of your family, could receive improper personal benefit(s) as a result of your Boston Scientific position. This could include giving Boston Scientific business to another company because a family member or friend works at that company.

- Outside activities or ownership interests that could influence your on-the-job ability to make objective decisions that are in Boston Scientific's best interests.

- Hiring or having a reporting relationship with a relative.

- Boston Scientific making loans to, or guarantees of obligations of a member of the Board of Directors, the Executive Committee, or a senior financial officer.

- Holding a second job or having a consulting relationship with a competitor or a supplier.

We must disclose in advance all relevant facts about all possible conflicts of interest. All determinations relating to such disclosures must be reviewed and approved by a Vice President

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or higher. The reviewing manager is responsible for obtaining guidance from the
Director of Corporate Integrity and Compliance, a Legal Department Attorney or Human Resources, and for determining whether a conflict of interest exists and, if so, how best to deal with it. In certain instances, appropriate safeguards may be required to assure that a proposed activity is fair to Boston Scientific. Examples of safeguards include having disinterested employees negotiate an arrangement at arms' length and handle all aspects of any ongoing relationship. Please see also the CODE OF CONDUCT WAIVERS section of this Code.

ENVIRONMENT, HEALTH, SAFETY AND SECURITY

We believe that sound environmental, health and safety performance contributes to our competitive strength and benefits our customers, shareholders and team members. All of us are responsible for helping to maintain a safe and healthy workplace, respecting the environment and striving to conserve natural resources in operating our business. Translated into day-to-day activities, that means respecting all applicable environmental, health and safety permits and regulations, reporting unsafe working conditions to our managers, using resources efficiently, recycling when feasible, handling any hazardous/biohazardous materials properly and disposing of all waste according to applicable laws and our policies. Maintaining a secure workplace safeguards our people, information and property. That is why we have access control systems for our facilities and information systems and why it is important to follow applicable security procedures.

POLITICAL ACTIVITIES AND CONTRIBUTIONS

All of us are free to participate as individuals in the political process, but in doing so, we cannot create the impression of speaking or acting on Boston Scientific's behalf. It is up to each of us to abide by all laws relating to political contributions, and to make such contributions as individuals, not as Boston Scientific representatives. We cannot contribute any Boston Scientific money, property, time, or services (directly or indirectly) to any political candidate or political party, unless making such a contribution is permitted by local law, is made through specifically designated political entities and we have the prior consent of senior Boston Scientific management (Senior Vice President level or higher).

There may be instances where our collective experience may be helpful. In those cases, Boston Scientific, through its senior site, regional, or divisional management or specifically designated political entities, may publicly offer recommendations about laws or governmental actions and take public positions on issues that affect our business or impact health care.

COMPANY INFORMATION AND COMPANY PROPERTY

COMPANY INFORMATION; PROTECTION OF OURS AND PROPER RECEIPT OF OTHERS'
INFORMATION

Boston Scientific's company information is a very valuable asset. It encompasses all proprietary information that is not generally available to or known by the public, and it includes information in any format: written, electronic, visual, or verbal. It also may include information that we develop, purchase, or license, and information we receive from others (including suppliers and customers).

Of course, each of us must maintain the confidentiality of all company information entrusted to us, except when disclosure is authorized or legally required. While we may use company information to the extent needed to perform our jobs properly, we need to remember that we are responsible for safeguarding that information (and information provided to Boston Scientific by another person or company) from theft or misuse. Accordingly, we cannot, directly or indirectly:

- Disclose any company information to others, including other team members, unless they have a legitimate need to know it to perform their jobs and, if they are not Boston Scientific employees, have agreed in writing to maintain its confidentiality;

- Use company information for any purpose other than its intended use;

- Copy any documents containing company information, or remove any documents or other records or copies from our work area, except as required for us to perform our jobs properly; or

- Dispose of company information inappropriately.

All company documents, e-mail and other materials containing company information relating to Boston Scientific (and all materials prepared from those documents) are Boston Scientific's property. If the company requests, or when our employment or other working relationship ends, these documents must be returned to the company.

Many of us regularly disclose company information to others and/or receive information from others for legitimate business reasons. Before disclosing or receiving such information, we must enter into an agreement that describes how the parties can use and must protect the information. Each agreement must be pre-approved by the Legal Department; sometimes, if certain requirements are met, a standard form provided by the Legal Department can be signed without modification; in any case, a copy of all signed agreements must be provided to the Legal Department.

It is also important to contact the Legal Department before presenting or publishing any research results; that way, we can confirm that all appropriate confidentiality agreements have been signed and any patent filings necessary to protect our interests in the information have been made. Contact the Legal Department as well if you learn of an outside person who plans to present or publish research that may contain confidential company information or affect our intellectual property rights. These obligations continue even after your employment terminates.

PUBLICLY TRADED STOCK; PROPER DISCLOSURE OF MATERIAL NONPUBLIC INFORMATION

We are free to buy and sell Boston Scientific stock, as long as we do not engage in "insider trading." Insider trading means buying or selling a company's stock when we possess material nonpublic information. "Material nonpublic information," generally speaking, is any information that a reasonable investor might use to decide whether to buy, sell, or hold a company's securities.

Insider trading is a serious violation of the securities laws that can result in substantial civil and criminal penalties.

Material information becomes "public" when it has been appropriately disclosed to the public, usually through a company's press releases, public filings with the Securities and Exchange Commission or has been widely reported in the media. Only the Chief Executive Officer, Chief

Financial Officer, General Counsel and members of the Disclosure Committee have the authority to determine when information should be released. Thus, we must wait until Boston Scientific has publicly disseminated any material information of which we have knowledge before we can make trades in Boston Scientific's stock or discuss this information with third parties.

Furthermore, none of us may give "tips" to anyone, whether inside or outside of the company, to enable him or her to buy or sell Boston Scientific stock based on material nonpublic information gained through our relationship with Boston Scientific. Trading based on a "tip" can result in civil and criminal liability to both the person trading on the tip and the person making the tip. In general, it is not wise to make any recommendations of any kind to any person about buying or selling Boston Scientific stock.

We always need to be very careful when discussing information that could influence someone else to buy, sell, or hold Boston Scientific stock. To protect yourself, assume that all company information is material and confidential unless you have seen Boston Scientific's authorized written public disclosure of that information.

Many people do not realize that insider trading prohibitions also extend to stock of our competitors and other businesses. Accordingly, we should not buy or sell stock in another company about which we have material nonpublic information. Investment in a company that is one of Boston Scientific's competitors, vendors, or customers also requires prior approval, unless the investment is in a publicly traded company and makes up less than one percent of the company's total outstanding stock.

For those who have regular access to material nonpublic information, trading in Boston Scientific stock may also give the appearance of impropriety. Accordingly, the General Counsel or Chief Financial Officer may prohibit certain individuals from trading in Boston Scientific stock when the existence of material information is not public or where the risk of the appearance of impropriety is high.

Please contact the Legal Department with any questions about stock trading.

MEDIA/PUBLIC/ATTORNEY CONTACTS

Press releases and contact with news media, securities analysts, or investment bankers must be made only through or at the direction of the Chief Executive Officer, Chief Financial Officer, or Vice President-Corporate Communications.

- If a reporter or other member of the news media contacts you, refer him or her to the Vice President-Corporate Communications immediately. If an analyst, rating agency or investment banker contacts you, refer him or her to the Vice President, Treasurer and Investor Relations. Never comment on, confirm, or deny anything relating to company business, including rumors.

- If an attorney, whether representing a person, another company, or the government, contacts you regarding company business, refer him or her to the Legal Department.

- If you receive a summons, legal complaint, subpoena, or other similar legal document, immediately consult with the Legal Department lawyer who represents your area. You can also call the toll-free Advice Line.

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ACCURACY, RETENTION AND DISPOSAL OF RECORDS

Each of us is responsible for maintaining accurate and reasonably detailed documents, reports and other records. No one may falsify or improperly alter any information contained in Boston Scientific records.

Good business practice requires that we retain certain Boston Scientific records for various time periods. Often, these are required by law, and it's up to us to see that they are retained in compliance with applicable document retention policies. Documents that need not be kept should be disposed of in compliance with company policies. Where litigation or a government investigation is likely or ongoing, records may not be destroyed until the Legal Department advises that the matter has been concluded.

For questions about document retention, contact the Vice President of Corporate Analysis and Control, the toll-free Advice Line, or the Legal Department, particularly if any litigation, investigation, or administrative action is (or may be) pending.

FINANCIAL REPORTING AND RECORDS

In addition to the general guidelines described in the ACCURACY, RETENTION AND DISPOSAL OF RECORDS section of this Code, all books, financial records, reports and documents filed with or submitted to the Securities and Exchange Commission and in other public communications and tax records must disclose fully, fairly, accurately, timely and understandably the nature of Boston Scientific's transactions and account accurately for Boston Scientific's assets and liabilities. All transactions must be recorded in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission. All revenue must be recognized only when it is realized or realizable, earned, and collectibility is reasonably assured. No undisclosed or unrecorded fund may be established for any purpose. Any off-balance sheet transactions, arrangements, obligations (including contingent obligations), and other relationships with unconsolidated entities or other person that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses must be disclosed in required securities filings. False entries must never be made and permanent entries must never be altered. An adequate system of internal accounting controls must be maintained. Each team member is responsible for providing full and accurate information to Corporate Analysis and Control and external auditors engaged by the company. For questions about revenue recognition and other financial reporting and records matters, contact the Corporate Controller.

Payments for goods and services provided to Boston Scientific must be payable to the person or company legally entitled to receive payment. All invoices must accurately reflect the items and services being purchased or sold and the prices being paid. Generally, discounts must be included in the price or otherwise stated on the invoice. If the discount is not known at the time of the sale, then we must provide specific information about the discount to the customer on a periodic basis that respects applicable laws. For example, U.S. law requires that such information be provided on at least an annual basis. Except in rare instances, no payment may be made to a party in a country other than the one in which the party resides, maintains a place of business, or has delivered the goods or provided the services for which payment is made.

USE OF COMPANY PROPERTY

When we use company property, it must be for legitimate business purposes and for Boston Scientific's benefit. It is also our responsibility to protect that property from theft, carelessness and waste and to use company property efficiently. Company property may not be used for the personal gain of team members or others. None of us may transfer any company property to other persons, except in the ordinary course of business with appropriate authority.

Company property includes far more than many people realize. In addition to physical plants, equipment, computers, software, inventory, corporate funds and office supplies, company property includes our technologies, concepts, intellectual property, product development strategies and projects, business strategies and plans, customer lists, personnel data, marketing and sales plans, company phone books, organization charts, product cost data, product pricing, financial data and all other proprietary information about our business, customers and team members.

All of Boston Scientific's information systems, including computers, communications systems, magnetic media, e-mail, voice mail, and Intranet, Sales Source and Internet access systems, are Boston Scientific's property and generally must be used only for business activities. Incidental personal use is permissible as long as it does not consume more than a trivial amount of resources, does not interfere with productivity, does not preempt any business activity, is otherwise appropriate and reasonable and is consistent with our corporate values. Boston Scientific reserves the right periodically to access, read, monitor, inspect and disclose the contents of, postings to and downloads from all of Boston Scientific's information systems to the full extent permitted by applicable law.

No one may use Boston Scientific's information systems at work to access, view, post, store, transmit, download, or distribute any profane, obscene, derogatory, harassing, offensive, or inappropriate materials. Additionally, none of us may use these systems to send company information or copyrighted documents that are not authorized for transmittal or reproduction.

CONDUCTING BUSINESS GLOBALLY

BUSINESS WITH GOVERNMENTS AND GOVERNMENT OFFICIALS

All countries around the world have laws that prohibit us from making or paying, or offering to make or pay, money, gifts or inducements to influence government officials, or to induce the purchase of our products or services. "Government official" includes candidates for political office, political parties and employees of public hospitals and international organizations, such as the American Red Cross. "Inducements" are broadly defined to include anything of value. Even if it were not illegal, we do not want to obtain or retain business by giving gifts to officials of a government or a multinational organization like the United Nations or the World Health Organization either to influence any of their official acts, or to induce them to use their influence to affect any governmental act. Also, we cannot give or offer a gift to any person or firm where we know or have reason to believe that the gift will be passed on to a government official for such purposes. Remember that physicians and health care providers in many countries who are employed in the public sector are government employees. For additional information, please read the USE AND RECEIPT OF GIFTS AND BUSINESS GRATUITIES (MEALS AND ENTERTAINMENT) section of this Code.

IMPORT AND EXPORT LAWS

Team members involved in importing or exporting our products, technology, or personal information need to be familiar with, and abide by, our policies and procedures affecting imports and exports. We must obtain all required licenses and accurately declare all goods we ship or transport in customs and shipping documentation.

Many countries in which we operate have laws controlling the import and export of technology, personal information and medical devices. Violations of import and export control laws can occur if items exported to one country are re-exported to another country subject to different import or export controls. Violations can also occur merely by doing business with certain persons or businesses affiliated with, owned by, or controlled by persons designated as "prohibited entities."

The U.S. and other governments periodically impose trade restrictions, for example, embargoes, on certain countries. These laws are complex and change frequently. Customer service representatives at each distribution center can answer questions about countries currently subject to trade restrictions.

ANTI-BOYCOTT LAWS

U.S. anti-boycott laws and regulations prohibit Boston Scientific from participating in a boycott by one country of another country. While these laws were passed primarily to address the Arab boycott of Israel, they are not limited to that boycott.

All requests for Boston Scientific to cooperate in a boycott or to provide information about our business with countries subject to a boycott must be reported immediately to the Legal Department, and we must not respond to any such requests for information. We are required by law to report promptly such requests to the U.S. government.

CORPORATE INTEGRITY PROGRAM ADMINISTRATION

WHAT IS OUR CORPORATE INTEGRITY PROGRAM?

The Corporate Integrity Program was established to reaffirm our commitment to conducting business with integrity at all times. Ethical issues can arise, even when good people with the best of intentions are involved. Knowing just what to do can be difficult. Our Corporate Integrity Program is intended to clarify our corporate values, reinforce our commitment to acting with integrity in everything we do, and provide guidance in dealing with ethical and legal concerns.

Our Corporate Integrity Program includes this Code and our policies relating to the laws that affect our operations. It also develops training on this Code and those policies, and systems for monitoring compliance and addressing any instances of non-compliance. Program materials are available at the Corporate Integrity Program Intranet site (http://nat1wprd2/corp_integrity/) or from the Director of Corporate Integrity and Compliance (508-650-8477).

The Audit Committee of the Board of Directors oversees the operation of the Corporate Integrity Program. Other persons with responsibility for the Program include the Senior Vice President,

General Counsel and Secretary, who serves as our Chief Corporate Integrity and Compliance Officer, plus the Director of Corporate Integrity and Compliance, who is responsible for the day-to-day operation of the Corporate Integrity Program. A current list of the people serving in these roles is located on the Corporate Integrity Program Intranet site (http://nat1wprd2/corp_integrity/).

CORPORATE INTEGRITY PROGRAM TRAINING

This Corporate Integrity Program and our Code of Conduct apply to each and every one of us. Accordingly, all Boston Scientific team members must complete required Corporate Integrity Program training. Refresher training modules and training on policies relating to specific laws and/or jobs also will be made available from time to time. All required training must be completed within the applicable time frame. Any team member interested in obtaining additional integrity training, either for themselves or for their direct reports, may call the toll-free Advice Line (888-968-8425) or the Director of Corporate Integrity and Compliance (508-650-8477).

ADVICE LINE

The Corporate Integrity Program maintains an Advice Line. The Advice Line is a toll-free telephone number that anyone can call, 24 hours per day, seven days per week, to ask for guidance about and to report integrity concerns. The toll-free number is: 888-968-8425.

If you are calling from the U.S., Puerto Rico or Canada, you must dial 1-888-968-8425. If you are calling from anywhere else, you must first access AT&T Direct by dialing the country-specific access code of the country from which you are calling. The AT&T Direct access codes are printed in the back of this Code and in advertisements in certain internationally distributed newspapers. Once you reach AT&T Direct, dial 888-968-8425. Do not dial "1" or "0" before dialing 888-968-8425 or you will be asked to provide billing information. Certain international phone configurations require callers to press the "*" key before dialing 888-968-8425. If you have trouble accessing AT&T Direct, please confirm that the phone you are calling from is capable of placing international calls.

The Advice Line may also be used to report anonymously (without giving your name) possible illegal or unethical conduct. You need to be aware that if you choose not to give your name, we may be less able to obtain necessary details to follow up on a report, or to provide you, as appropriate, with possible solutions to your concern, information relating to the resolution of your concern, and/or the outcome of any investigation.

Calls to the Advice Line cannot be traced. The identity of the caller, and the fact that the call to the Advice Line or other report was made, will be kept confidential to the extent possible while still allowing a responsive investigation to proceed.

CORPORATE INTEGRITY PROGRAM INVESTIGATIONS

Every concern and/or inquiry and every allegation of wrongdoing made through the Corporate Integrity Program, including calls to the Advice Line, will be reviewed, evaluated and responded to in a timely and impartial manner that respects the rights of all parties concerned. Follow-up steps will include any necessary corrective action or changes. Investigations will be confidential to the extent possible in the circumstances. All of us must fully cooperate with investigation efforts.

NO RETALIATION POLICY

Boston Scientific will not tolerate any form of retaliation against an individual because he or she made a good-faith report, or assisted with or cooperated in an investigation of a report, including reports made to or investigated by Boston Scientific, a government or a government official. Boston Scientific will also not tolerate any other form of retaliation that is prohibited by applicable law.

CODE OF CONDUCT WRITTEN CERTIFICATIONS

You must certify that you have received a copy of this Code and understand that abiding by the Code is a mandatory part of being a member of the Boston Scientific team. It is not voluntary. Similar certifications will be required after completing any required corporate integrity training.

In addition, each salaried employee and certain other employees in sensitive jobs will be required to certify periodically that he or she has reported all suspected or known violations of this Code.

CODE OF CONDUCT WAIVERS

Any waiver of this Code involving a member of the Board of Directors, the Executive Committee or a Senior Financial Officer (Treasurer, Corporate Controller), may be made only by the Board or a Board committee comprised of disinterested Directors and must be promptly disclosed to shareholders as required by applicable laws and regulations.

MONITORING, AUDITING, CORRECTIVE ACTION AND DISCIPLINE

As members of the Boston Scientific team, we are responsible for cooperating with all Corporate Integrity Program monitoring and auditing activities. Any violation of this Code or Corporate Integrity Program policies will be taken very seriously. When a violation is identified, prompt and appropriate corrective action will be taken to respond to the violation. This may include making appropriate notifications and implementing changes to prevent further similar violations. Failure to comply with the spirit as well as the letter of this Code, and failure to participate in required training and Corporate Integrity Program-related activities including monitoring and auditing activities and investigations, will be considered in employment-related decisions. It also may result in corrective or disciplinary action, up to and including termination from employment. The corrective or disciplinary action taken will vary based on the nature, severity and frequency of the violation.

CONCLUSION

Due to the complexity of our business and the competitive realities of the marketplace, we must be clear about our corporate values and maintain a vigorous commitment to acting with integrity. We must work zealously, honestly and in good faith with our hospital and physician partners on behalf of the millions of patients who entrust themselves to that partnership. We have a noble cause and a noble calling. Let's keep it that way.

APPROVED BY THE BOARD OF DIRECTORS: FEBRUARY 24, 2004

A

accountability .......................                                        1
accurate(ly)..........................                             2, 9, 10, 11
analyst ..............................                                        9
anonymously ..........................                                       13
anti-monopoly ........................                                        4
antitrust ............................                                        4
appearance of impropriety ............                                        9
appropriate/
inappropriate ........................     1, 2, 4, 5, 6, 8, 10, 11, 13, 14, 18
ask questions ........................                                    1, 13

B

boycott ..............................                                       12
bribe or kickback ....................                                        3
business gratuity(ies) ...............                                 2, 3, 11

C

certify/certification(s) .............                                       13
challenging situations ...............                                        1
company information ..................                           4, 7, 8, 9, 11
company property .....................                              6, 7, 8, 10
compete, competition, competitor(s)...                               3, 4, 6, 7
comply/respect .......................                 1, 2, 3, 4, 5, 7, 10, 13
confidential .........................                        4, 5, 7, 8, 9, 13
conflict(s) of interest ..............                                     3, 6
cooperate ............................                           12, 13, 14, 18
copyright ............................                                    4, 11
corrective action ....................                                   13, 14
courtesy .............................                                     1, 5
co-workers ...........................                                        5
culture ..............................                                        1
customer(s)/
health care providers ................                 2, 3, 4, 5, 7, 9, 10, 11
customs ..............................                                    3, 11

D

dignity ..............................                                     1, 5
disclose/disclosure ..................             3, 4, 6, 7, 8, 9, 10, 11, 14
discount(s) ..........................                                       10
discriminate .........................                                        5
document/ document retention .........                       3, 4, 8, 9, 10, 11
duty of loyalty ......................                                  1, 3, 6

E

environmental ........................                                  2, 5, 7
ethical/unethical ....................                      1, 2, 4, 12, 13, 18
export(s) ............................                                       11

F

fair/fairness/unfair ..............                        1, 2, 3, 4, 5, 6, 10
false/falsify .....................                                       9, 10

G

gift(s) ...........................                                    2, 3, 11
good faith ........................                                       2, 14
government(s) .....................                      3, 5, 7, 9, 11, 12, 13

H

harass(ing) .......................                                       5, 11
health care providers/
customer(s) .......................                    2, 3, 4, 5, 7, 9, 10, 11
honest/honesty ....................                                 1, 2, 3, 14
hospital ..........................                                2, 3, 11, 14

I

illegal/legal .....................   1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13
import(s) .........................                                          11
improper/proper ...................                            3, 4, 6, 7, 8, 9
inappropriate/
appropriate .......................            1, 2, 4, 5, 6, 8, 10, 11, 13, 14
individual responsibility(ies) ....                                           1
induce/inducements ................                                          11
influence .........................                           1, 2, 3, 6, 9, 11
infringe ..........................                                           4
insider trading ...................                                        8, 9
integrity/integrity concern .......               1, 2, 3, 5, 6, 12, 13, 14, 18
investigation(s) ..................                                2, 9, 13, 14
invoice(s) ........................                                          10

L

law(s) ............................      1, 2, 3, 4, 5, 7, 8, 9, 11, 12, 13, 14
legal/illegal .....................   1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13
litigation ........................                                           9

M

manager(s)(ment) ..................                           1, 2, 3, 6, 7, 18
meals .............................                                    2, 3, 11
mistreat ..........................                                           9
monitor ...........................                                          18

N

news media ........................                                           9
non-compliance ....................                                          12

O

offensive .........................                                       5, 11
outside ...........................                                     4, 6, 8

P

patent(s) .........................                                   4, 8
patient(s) ........................                               2, 5, 14
payment(s) ........................                                  2, 10
physician(s) ......................                           2, 3, 11, 14
policy(ies) .......................   1, 2, 3, 5, 7, 9, 11, 12, 13, 14, 18
political .........................                                  7, 11
privacy ...........................                                      5
product(s) ........................                     1, 2, 4, 5, 10, 11
proper/improper ...................                       3, 4, 6, 7, 8, 9
proprietary .......................                                 12, 16

Q

quality ...........................                                1, 3, 5

R

records/documents .................                     3, 4, 8, 9, 10, 11
report(s)(ed)(ing) ................       2, 3, 6, 7, 8, 9, 10, 12, 13, 18
research ..........................                             2, 4, 5, 8
respect/comply ....................               1, 2, 3, 4, 5, 7, 10, 13
responsible/
responsibility(ies) ...............            1, 2, 5, 6, 7, 8, 9, 12, 13
retaliation .......................                              2, 13, 18
revenue ...........................                                     10

S

safe/safety/safeguard .............                                5, 6, 7
sensitive topics ..................                                      8
shareholders ......................                                  7, 14
stock .............................                                   8, 9
subpoena ..........................                                      9
supplier(s) .......................                             3, 4, 6, 7

T

third party(ies) ..................                                   3, 8
trade names .......................                                      4
trade restrictions ................                                     11
trade secrets .....................                                      4
trademarks ........................                                      4
training ..........................                             12, 13, 14
trust .............................                                      2

U

unethical/ethical .................                    1, 2, 4, 12, 13, 18
unfair/fair/fairness ..............                   1, 2, 3, 4, 5, 6, 10

V

violate/violation .................             2, 3, 4, 8, 11, 13, 14, 18

W

waiver ............................                                  6, 14

AT&T DIRECT ACCESS CODES FOR BSC LOCATIONS

NOTE: These codes are current as of May 2004. An updated list is available by calling the Director of Corporate
Integrity and Compliance at 508-650-8477 (collect or with charges reversed), or visiting AT&T's web site at http://www.business.att.com/.
Argentina 0-800-288-5288 (ALA)
0-800-555-4288 (Telecom)
0-800-222-1288 (Telefonica)
Australia 1-800-551-155 (Optus)
1-800-881-011 (Telstra)
Austria 0-800-200-288
Barbados 1-800-872-2881
Belgium 0-800-100-10
Brazil 0800 890 0288 or 0800-8888-288
Chile 800-225-288 (AT&T Node)
China, P.R. 108-888 (Netcom Group) (Northern region, Beijing and vicinity)
108-11 (Telecom) (Southern region,
Shanghai and vicinity)
Colombia 01-800-911-0010
Czech Republic 00-800-222-55288 or 00-42-000-101
Denmark 8001-0010
Finland 0-8001-10015
France 0800-99-0011 or 0805-701-288
Germany 0800-2255-288
Greece 00-800-1311
Hong Kong 800-96-1111 (Hong Kong Telephone)
800-93-2266 (New World Telephone)
Hungary 06-800-01111
India 000-117
Ireland 1-800-550-000
Israel 1-800-94-94-949 (Bezeq)
Italy 800-172-444
Japan 00-539-111 (KDDI)
00-665-5111 (IDC)
00-441-1111 (JT)
Korea 0072-911 (Korea telecom)
0030 911 (DACOM)
Lebanon 426-801 (within Beirut)
01-426-801 (outside of Beirut)
Malaysia 1-800-80-0011
Mexico 01-800-288-2872
The Netherlands 0800-022-9111
New Zealand 000-911
Norway 800-190-11
Philippines 105-11 (Digitel) (Globe) (Philcom)
(PLDT) (Smart)
Poland 0-0800-111-1111
Portugal 800-800-128
Singapore 800-0111-111 (Sing Tel)
80-0001-0001 (StarHub)
South Africa 0-800-99-0123
Spain 900-99-00-11
Sweden 020-799-111
Switzerland 0800-89-0011

Taiwan 0080-10288-0
Thailand 1-800-0001-33 or 001-999-111-11
Turkey 00-800-12277
United Kingdom 0800-89-0011 (BT)
0500-89-0011 (C&W)
Uruguay 000-410
Venezuela 0-800-2255-288

CORPORATE INTEGRITY CHECKLIST FOR TEAM MEMBERS

Each employee, as well as all other non-employee team members who are regularly at a Boston Scientific site, must act with integrity while conducting Boston Scientific business. This includes following these basic obligations:

- LEAD BY EXAMPLE, using your own behavior as a model for all other team members.

- ABIDE BY THE LETTER AND SPIRIT of our Code of Conduct and other applicable policies.

- HAVE A BASIC UNDERSTANDING OF ISSUES covered by our Code of Conduct and Corporate Integrity Program policies. Corporate Integrity Program policies are posted on the Intranet at http://nat1wprd2/corp_integrity/ and available from the Corporate Integrity Program (508-650-8477).

- HAVE A DETAILED UNDERSTANDING of corporate, regional, site, departmental, or other policies and procedures that apply to your job.

- UNDERSTAND THE MANY OPTIONS you have for raising integrity concerns. They are listed on page 2 of our Code of Conduct. A chart describing these options is included in the back of our Code. Copies of the Code are available in the Investor Relations, Corporate Governance section of http://www.bostonscientific.com and in the Corporate Integrity Program Intranet site (http://nat1wprd2/corp_integrity/).

- IMMEDIATELY RAISE ANY INTEGRITY CONCERN that you may have about business conduct that may violate our Code of Conduct or any Boston Scientific policy, or about a request that you believe appears to be illegal or unethical.

- IF YOU RAISE AN INTEGRITY CONCERN and believe that it has not been timely addressed, continue to raise it to appropriate people until it is addressed.

- COOPERATE with Boston Scientific's investigations into integrity concerns.

- DO NOT RETALIATE against any person because he/she makes a good faith report of an integrity concern, or cooperates with an investigation of such concern, including reports made to or investigated by Boston Scientific, a government or a government official.

                       QUESTIONS? Speak with your manager.

GETTING ADVICE AND REPORTING INTEGRITY CONCERNS

Employees are encouraged to resolve integrity concerns locally. Sometimes it may be more comfortable or appropriate to contact site, regional, divisional or corporate resources to help you resolve an integrity concern. If you feel an integrity concern is not being addressed, contact one of the Other Resources.

EMPLOYEE

YOUR SUPERVISOR

      YOUR SUPERVISOR'S
            MANAGER

             SITE, REGIONAL, OR
           DIVISIONAL MANAGEMENT

                    SENIOR CORPORATE
                       MANAGEMENT

                                OTHER RESOURCES

                               HR Representative

                            Legal Department Lawyer

                           Advise line (888-968-8425)

                             Functional Management
                (sales, marketing, regulatory, operations, etc.)

                         Corporate Analysis and Control

                               Corporate Security

                                                                          BOSTON
                                                                      SCIENTIFIC